CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PARAGON ACQUISITION COMPANY, INC.

     Paragon Acquisition Company, Inc., a corporation organized and existing under the Laws of the State of Delaware (the Corporation), does hereby certify:

     FIRST: That, as of the date of this Certificate, the Corporation has not received any payment for any of its stock or elected any officers or directors; and

     SECOND: That, by unanimous written consent of the Sole Incorporator, the following resolution, which sets forth a proposed amendment to the Certificate of Incorporation of the Company was duly adopted and declared to be advisable. The Resolution setting forth the proposed amendment is as follows:

     RESOLVED:That the total number of Common Stock, $.01 par value, that the Company shall have the authority to issue is hereby decreased from 100,000,000 shares to 20,000,000 shares; and that the Certificate of Incorporation of the Corporation be amended by changing Article Fourth thereof so that, as amended, said Article Fourth shall be and read as follows:

                                    FOURTH:  The total number of shares of stock
                           which the Corporation shall have the authority to issue shall be Twenty-One Million (21,000,000) shares consisting of Twenty Million (20,000,000) shares of Common Stock having a par value of $.01 per share and One Million (1,000,000) shares of Preferred Stock having a par value of $.01 per share.

     THIRD:That   said  amendment  was  duly  adopted  in  accordance  with  the provisions of Section 241 of the General Corporations Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its sole incorporator, this 24th day of June, 1996.


                                       By: /s/ Joseph F. Mazzella
                                          --------------------------------------
                                          Joseph F. Mazzella, Sole Incorporator